Exhibit 11
KIMBALL INTERNATIONAL, INC.
COMPUTATION OF EARNINGS PER SHARE

(Unaudited)	Three Months Ended			Three Months Ended
(Amounts in Thousands, Except for Per Share Data)	March 31, 2013			March 31, 2012
	Class A	Class B	Total	Class A	Class B	Total
Basic Earnings Per Share:
Dividends Declared	$369	$1,494	$1,863	$466	$1,377	$1,843
Undistributed Earnings	393	1,422	1,815	182	481	663
Net Income	$762	$2,916	$3,678	$648	$1,858	$2,506
Average Basic Shares Outstanding	8,235	29,845	38,080	10,389	27,510	37,899
Basic Earnings Per Share	$0.09	$0.10		$0.06	$0.07
Diluted Earnings Per Share:
Dividends Declared and Assumed Dividends on Dilutive Shares	$374	$1,494	$1,868	$470	$1,377	$1,847
Undistributed Earnings	395	1,415	1,810	182	477	659
Net Income	$769	$2,909	$3,678	$652	$1,854	$2,506
Average Diluted Shares Outstanding	8,331	29,845	38,176	10,495	27,510	38,005
Diluted Earnings Per Share	$0.09	$0.10		$0.06	$0.07
Reconciliation of Basic and Diluted EPS Calculations:
Net Income Used for Basic EPS Calculation	$762	$2,916	$3,678	$648	$1,858	$2,506
Assumed Dividends Payable on Dilutive Performance Shares	5	—	5	4	—	4
Increase (Reduction) in Undistributed Earnings - allocated based on Class A and Class B shares	2	(7)	(5)	—	(4)	(4)
Net Income Used for Diluted EPS Calculation	$769	$2,909	$3,678	$652	$1,854	$2,506
Average Shares Outstanding for Basic EPS Calculation	8,235	29,845	38,080	10,389	27,510	37,899
Dilutive Effect of Average Outstanding Performance Shares	96	—	96	106	—	106
Average Shares Outstanding for Diluted EPS Calculation	8,331	29,845	38,176	10,495	27,510	38,005

All of the 480,000 average outstanding stock options were antidilutive and were excluded from the dilutive calculations for the quarter ended March 31, 2012. There were no stock options outstanding during the quarter ended March 31, 2013.

(Unaudited)	Nine Months Ended			Nine Months Ended
(Amounts in Thousands, Except for Per Share Data)	March 31, 2013			March 31, 2012
	Class A	Class B	Total	Class A	Class B	Total
Basic Earnings Per Share:
Dividends Declared	$1,127	$4,460	$5,587	$1,404	$4,124	$5,528
Undistributed Earnings	1,656	5,575	7,231	8	21	29
Net Income	$2,783	$10,035	$12,818	$1,412	$4,145	$5,557
Average Basic Shares Outstanding	8,714	29,344	38,058	10,402	27,473	37,875
Basic Earnings Per Share	$0.32	$0.34		$0.14	$0.15
Diluted Earnings Per Share:
Dividends Declared and Assumed Dividends on Dilutive Shares	$1,177	$4,460	$5,637	$1,424	$4,124	$5,548
Undistributed Earnings	1,698	5,483	7,181	2	7	9
Net Income	$2,875	$9,943	$12,818	$1,426	$4,131	$5,557
Average Diluted Shares Outstanding	9,084	29,344	38,428	10,551	27,473	38,024
Diluted Earnings Per Share	$0.32	$0.34		$0.14	$0.15
Reconciliation of Basic and Diluted EPS Calculations:
Net Income Used for Basic EPS Calculation	$2,783	$10,035	$12,818	$1,412	$4,145	$5,557
Assumed Dividends Payable on Dilutive Performance Shares	50	—	50	20	—	20
Increase (Reduction) in Undistributed Earnings - allocated based on Class A and Class B shares	42	(92)	(50)	(6)	(14)	(20)
Net Income Used for Diluted EPS Calculation	$2,875	$9,943	$12,818	$1,426	$4,131	$5,557
Average Shares Outstanding for Basic EPS Calculation	8,714	29,344	38,058	10,402	27,473	37,875
Dilutive Effect of Average Outstanding Performance Shares	370	—	370	149	—	149
Average Shares Outstanding for Diluted EPS Calculation	9,084	29,344	38,428	10,551	27,473	38,024

All of the 237,000 and 515,000 average outstanding stock options were antidilutive and were excluded from the dilutive calculations for the nine months ended March 31, 2013 and 2012, respectively.